As filed with the Securities and Exchange Commission on January 31, 2014	Registration No. 333-188096

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1

ON
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COPYTELE, INC.

(Exact name of registrant as specified in its charter)

Delaware	6794	11-2622630
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

900 Walt Whitman Road

Melville, NY  11747

(631) 549-5900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert A. Berman

President and Chief Executive Officer

CopyTele, Inc.

900 Walt Whitman Road

Melville, NY  11747

(631) 549-5900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send a copy of all communications to:

Barry I. Grossman, Esq.

Sarah E. Williams, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105-0302

(212) 370-1300

Approximate date of commencement proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer (Do not check if smaller reporting company) [ ]	Smaller reporting company [x]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.01 per share	57,400,130	(2)		$(2)	$-	(2)	$-	(2)
Total					$-		$-

(1)  In accordance with Rule 416(a), CopyTele, Inc. (the “Company” or the “Registrant”) is also registering hereunder an indeterminate number of additional securities that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)  Represents (a) 9,380,000 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company issued in its February 2011 private placement or issuable upon exercise of common stock purchase warrants issued in such private placement, (b) 8,252,895 shares of Common Stock issued upon conversion of $750,000 principal amount of 8% convertible debentures  issued in the Company’s September 2012 private placement plus accrued interest thereon, (c) 19,267,235 shares of Common Stock issuable upon conversion of $1,765,000 principal amount of 8% convertible debentures plus accrued interest thereon and exercise of common stock purchase warrants issued in the Company’s January 2013 private placement, (d) 500,000 shares of Common Stock issuable upon exercise of common stock purchase warrants issued to ZQX Advisors LLC, and (e) 6,000,000 shares of Common Stock currently outstanding and 14,000,000 shares of Common Stock that are issuable pursuant to a common stock purchase agreement between the Company and Aspire Capital Fund, LLC, dated April 23, 2013. These shares were previously included in Registration Statement No. 333-188096 for which all filing fees were paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 on Form S-3 of CopyTele, Inc. (the “Company”), as originally declared effective by the Securities and Exchange Commission (the “SEC” or the “Commission”) on June 14, 2013 (File Number 333-188096), is being filed pursuant to the undertakings in Item 17 of the Registration Statement. This Post-Effective Amendment is being filed in compliance with Section 10(a)(3) of the Securities Act of 1933, as amended.

The information included in this filing amends this Registration Statement and the Prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

SUBJECT TO COMPLETION, DATED JANUARY 31, 2014

PRELIMINARY PROSPECTUS

57,400,130 Shares of Common Stock

This prospectus relates to the resale of up to 57,400,130 shares of common stock, par value $0.01 per share, of CopyTele, Inc. (“we” or the “Company”) held by certain selling stockholders, consisting of the following:

•500,000 shares of common stock issuable upon exercise of common stock purchase warrants issued to ZQX Advisors, LLC (“ZQX”) in connection with a consulting agreement we entered into with them in August 2009;

• 9,380,000 shares of common stock issued or issuable upon exercise of common stock purchase warrants issued to 10 accredited investors in our February 2011 private placement;

• 8,252,895 shares of common stock issued upon conversion of $750,000 principal amount of 8% convertible debentures plus accrued interest thereon issued to five accredited investors in our September 2012 private placement;

• 19,267,235 shares of common stock issuable upon conversion of $1,765,000 principal amount of 8% convertible debentures plus accrued interest thereon and exercise of common stock purchase warrants issued to 20 accredited investors and the placement agent in our January 2013 private placement; and

•20,000,000 shares of common stock in the aggregate issued or issuable to Aspire Capital Fund, LLC (“Aspire Capital”) pursuant to a common stock purchase agreement between the Company and Aspire Capital, dated April 23, 2013 (the “Stock Purchase Agreement”).

We will not receive any proceeds from the resale of any of the shares of common stock being registered hereby.  However, we may receive proceeds from the exercise of the warrants exercised other than pursuant to any applicable cashless exercise provisions of the warrants.

The number of shares available for re-sale under this prospectus on the date hereof may have changed since the Securities and Exchange Commission declared our Registration Statement effective on June 14, 2013. See “Selling Stockholders” beginning on page 16 for an updated list of the shares still available for sale under this prospectus to the extent that the Company is aware of any such changes.

Our common stock is quoted on the OTC Bulletin Board under the symbol “COPY.” On January 30, 2014, the last reported sale price of our common stock on the OTC Bulletin Board was $0.42 per share.

The selling stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. With regard only to the shares it sells for its own behalf, Aspire Capital is an “underwriter” within the meaning of the Securities Act of 1933, as amended. The Company is paying all of the registration expenses incurred in connection with the registration of the shares. We will not pay any of the selling commissions, brokerage fees and related expenses.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 to read about factors you should consider before investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 31, 2014

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

Industry and Market Data: In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information.While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward looking statements that involve risks and uncertainties, principally in the sections entitled “Information with Respect to the Company,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the SEC. The following discussion should be read in conjunction with the consolidated financial statements for the fiscal years ended October 31, 2013 and 2012 and notes included herewith. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus.You should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors,” “Information With Respect to the Company,”  “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained elsewhere in this prospectus, before making an investment decision.

As used herein, “we,” “us,” “our,” the “Company,” “CopyTele” or “CTI” means CopyTele, Inc. unless otherwise indicated. Unless otherwise indicated, all references in this prospectus to “dollars” or “$” refer to US dollars.

Business Overview

Our principal operations include the development, acquisition, licensing, and enforcement of patented technologies that are either owned or controlled by the Company or one of our wholly-owned subsidiaries.  The Company currently owns or controls nine patent portfolios.  As part of our patent assertion activities and in the ordinary course of our business, the Company, and our wholly-owned subsidiaries, have initiated and will likely continue to initiate patent infringement lawsuits, and engage in patent infringement litigation.  Since implementing our new business model in January 2013, the Company has initiated 41 lawsuits in connection with 5 of our patent portfolios. Our primary source of revenue will come from licenses resulting from the unauthorized use of our patented technologies, including the settlement of patent infringement lawsuits. In 2013, we entered into 4 revenue producing licenses from 2 of our patent portfolios.  In addition to continuing to mine and monetize our existing patents, our wholly-owned subsidiary, CTI Patent Acquisition Corporation, will continue to acquire patents and the exclusive rights to license and enforce patents from third parties.  In 2013, the Company acquired the rights to four additional patent portfolios.

We were incorporated on November 5, 1982 under the laws of the State of Delaware.  From inception through end of fiscal year 2012 our primary operations involved licensing in connection with the development of patented technologies.  Since that date, our primary operations include the development, acquisition, licensing, and enforcement of patented technologies that are either owned or controlled by the Company or one of our wholly-owned subsidiaries.  See “Information With Respect to the Company” for additional information.

Transactions with Selling Stockholders

August 2009 Transaction with ZQX

On August 20, 2009, we entered into an Engagement Letter with ZQX Advisors LLC, or ZQX, pursuant to which they were engaged to evaluate our E-Paper® electrophoretic intellectual property, which engagement was terminated by us on January 21, 2013.  In connection with this engagement, we issued to ZQX 800,000 unregistered shares of our common stock together with warrants to purchase an additional 500,000 shares of our common stock in exchange for a 19.5% ownership interest in ZQX.  Warrants to purchase 250,000 shares are exercisable at $0.37 per share and warrants to purchase the remaining 250,000 shares are exercisable at $0.555 per share. The warrants are currently exercisable and expire in August 2019.

February 2011 Private Placement

On February 8, 2011, we sold 7,000,000 shares of our common stock in a private placement to 10 accredited investors, including Denis A. Krusos, the Company’s former Chairman and Chief Executive Officer, Henry P. Herms, the Company’s Chief Financial Officer and a director, and Lewis H. Titterton, a director and now the current Chairman, and George P. Larounis, former director of the Company, at a price of $0.1786 per share, for proceeds of $1,250,000.  In conjunction with the sale of the common stock, we issued the investors warrants to purchase 7,000,000 shares of our common stock.  Each warrant grants the holder the right to purchase one share of our common stock (or 7,000,000 shares of common stock in the aggregate) at the purchase price of $0.1786 per share on or before February 8, 2016.  Certain of the investors are officers and/or directors of the Company and the warrants issued to such persons included a “cashless exercise” provision.

September 2012 Private Placement

On September 12, 2012, we completed a private placement to five accredited investors, including Lewis H. Titterton, Jr., the Company’s Chairman and then Chief Executive Officer, and Bruce Johnson, a director of the Company, pursuant to which we sold $750,000 principal amount of 8% Convertible Debentures due 2016. These debentures mature on September 12, 2016, bear interest at the rate of 8% payable quarterly and are convertible into shares of our common stock at a price per share of $0.092. We may prepay these debentures at any time without penalty upon 30 days prior notice.   In February 2013, $600,000 principal amount of these debentures were converted into 6,521,736 shares of our common stock and an additional 68,116 shares were issued in payment of accrued interest.  In April 2013, the remaining $150,000 principal amount of these debentures were converted into 1,630,434 shares of our common stock and an additional 32,609 shares were issued in payment of accrued interest.

January 2013 Private Placement

On January 25, 2013, we completed a private placement to 20 accredited investors, including Robert A. Berman, the Company’s President, Chief Executive Officer and a director, Dr. Amit Kumar, a consultant and director of the Company, and Bruce Johnson, a director of the Company (the “Investors”), pursuant to which we sold $1,765,000 principal amount of 8% Convertible Debentures due 2015 (the “January 2013 Debentures”) at an exercise price of $0.015 per share and warrants (the “January 2013 Warrants”) to purchase 5,882,745 shares of common stock of the Company, par value $0.01 per share (the “January 2013 Warrant Shares”) at an exercise price of $0.30 per share.  The January 2013 Debentures mature on January 25, 2015, bear interest at the rate of 8% payable quarterly and are convertible into shares (the “January 2013 Conversion Shares”) of our common stock at a price per share of $0.15.  During June and July 2013, holders of $325,000 of principal of the January 2013 Debentures converted their holdings into an aggregate of 2,166,775 shares of common stock and an additional 20,125 shares of common stock were issued in payment of accrued interest. In April, July and October 2013, respectively, 117,864, 101,000 and 140,556 shares of our common stock were issued in payment of interest on the January 2013 Debentures.

If all of the January 2013 Debentures are converted, the Company would issue 6,667 shares of common stock for each $1,000 principal amount of the January 2013 Debentures or 11,767,255 shares of its common stock in the aggregate.  For each $1,000 principal amount of the January 2013 Debentures, the Company issued a January 2013 Warrant to purchase 3,333 shares of common stock.  Each January 2013 Warrant grants the holder the right to purchase the January 2013 Warrant Shares at the purchase price per share of $0.30 on or before January 25, 2016.  If there is not an effective registration statement covering the January 2013 Warrant Shares at the time the warrants are exercised, the January 2013 Warrants may be exercised on a cashless basis.

In connection with the January 2013 offering we paid The Benchmark Company LLC, as placement agent, a cash placement fee of $41,400 (or 6% of the aggregate purchase price from the Investors they introduced to us) and issued to them warrants to purchase 276,000 shares of common stock (or 6% of the aggregate number of shares underlying the January 2013 Debentures issued to the Investors they introduced to us) upon the same terms as the January 2013 Warrants issued in the offering.

April 2013 Stock Purchase Agreement with Aspire Capital

On April 23, 2013, we entered into the Stock Purchase Agreement (the “Stock Purchase Agreement”) with Aspire Capital Fund LLC (“Aspire Capital”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $10 million of shares of our common stock over the two-year term of the agreement. In consideration for entering into the Stock Purchase Agreement, concurrently with the execution of the Stock Purchase Agreement, we issued to Aspire Capital 3,500,000 shares of our common stock, or the “Commitment Shares,” with a fair value of $700,000 as a commitment fee. Upon execution of the Stock Purchase Agreement, Aspire Capital purchased 2,500,000 shares of common stock, or the “Initial Purchase Shares” on April 23, 2013 for $500,000.  During the period from July through September 2013, we sold an additional 2,880,000 shares of our common stock (the “Additional Shares”) to Aspire Capital for approximately $592,000.

For further information regarding the transactions with the selling stockholders, see “Selling Stockholders.”

Where You Can Find Us

Our principal executive offices are located at 900 Walt Whitman Road, Melville, New York 11747, our telephone number is 631-549-5900, and our Internet website address is www.copytele.com.  The information on our website is not a part of, or incorporated in, this prospectus.

The Offering

Common stock offered by selling stockholders	57,400,130 shares.
Common stock outstanding before the offering	199,959,796 shares as of the date of this prospectus.
Common stock outstanding after the offering	241,674,246 shares of common stock.
Use of proceeds

We will not receive any proceeds from the sale of shares by the selling stockholders.

We may receive up to an aggregate of approximately $8.9 million in additional gross proceeds from the sale of our common stock to Aspire Capital under the Stock Purchase Agreement. We may also receive proceeds upon the exercise of the warrants issued in the January 2013 and February 2011 private placements and the exercise of warrants issued to ZQX (to the extent the registration statement of which this prospectus is a part is then effective and, if applicable, the “cashless exercise” provision is not utilized by the holder). Any proceeds will be used for general corporate and working capital or for other purposes that the Board of Directors deems to be in the best interest of the Company. See “Use of Proceeds.”

OTCBB trading symbol:	“COPY”
Dividend policy:	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore,we do not currently anticipate paying cash dividends on our common stock.
Risk factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision with regard to our securities. The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Financial Condition and Operations

We have a history of losses and may incur additional losses in the future.

On a cumulative basis  we have sustained substantial losses and negative cash flows from operations since our inception.  As of October 31, 2013, our accumulated deficit was approximately $134,750,000.  As of October 31, 2013, we had approximately $898,000 in cash and cash equivalents, and negative working capital of approximately $1,978,000. We incurred losses of approximately $10,080,000 in fiscal 2013. We expect to continue incurring significant legal and general and administrative expenses in connection with our operations.  As a result, we anticipate that we will incur losses in the future.

We may need additional funding in the future which may not be available on acceptable terms, or at all, and, if available, may result in dilution to our stockholders.

Based on currently available information, we believe that our existing cash and cash equivalents together with expected cash flows from patent licensing and enforcement, the sale of our common stock under the Stock Purchase Agreement with Aspire Capital, the gross proceeds of $3,500,000 received from the private placement in November 2013 of a 6% convertible debenture, and other potential sources of cash flow will be sufficient to enable us to continue our patent licensing and enforcement activities at current levels for at least 12 months. However, our projections of future cash needs and cash flows may differ from actual results.  If current cash on hand and cash that may be generated from patent licensing and enforcement activities are insufficient to satisfy our liquidity requirements, we may seek to sell equity securities or obtain loans from various financial institutions where possible.  The sale of additional equity securities or securities convertible into or exercisable for equity securities could result in dilution to our stockholders. We can give no assurance that we will generate sufficient cash flows in the future (through licensing and enforcement of patents, or otherwise) to satisfy our liquidity requirements or sustain future operations, or that other sources of funding, such as sales of equity or debt, would be available, if needed, on favorable terms or at all. We can also give no assurance that we will have sufficient funds to repay our outstanding indebtedness. If we cannot obtain such funding if needed or if we cannot sufficiently reduce operating expenses, we would need to curtail or cease some or all of our operations.

If we encounter unforeseen difficulties with our business or operations in the future that require us to obtain additional working capital, and we cannot obtain additional working capital on favorable terms, or at all, our business will suffer.

Our consolidated cash, cash equivalents and short-term investments on hand totaled approximately $898,000 and $840,000  at October 31, 2013 and 2012, respectively.  To date, we have relied primarily upon cash from the public and private sale of equity securities to generate the working capital needed to finance our operations.

Although we received aggregate gross proceeds of $3,500,000 from the issuance of a 6% convertible debenture on November 11, 2013, we may need substantial additional capital to continue to operate our business.

We may encounter unforeseen difficulties with our business or operations in the future that may deplete our capital resources more rapidly than anticipated. As a result, we may be required to obtain  additional working capital in the future through bank credit facilities, public or private debt or equity financings, or otherwise.  Other than as disclosed in this prospectus, we have not identified other sources for additional funding and cannot be certain that additional funding will be available on acceptable terms, or at all.  If we are required to raise additional working capital in the future, such financing may be unavailable to us on favorable terms, if at all, or may be dilutive to our existing stockholders. If we fail to obtain additional working capital as and when needed, such failure could have a material adverse impact on our business, results of operations and financial condition.  Furthermore, such lack of funds may inhibit our ability to respond to competitive pressures or unanticipated capital needs, or may force us to reduce operating expenses, which would significantly harm the business and development of operations.

Failure to effectively manage our potential growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

Our change in business strategy and potential growth is expected to place a strain on managerial, operational and financial resources and systems.  Further, as our business grows, we will be required to manage multiple relationships as well as multiple patent enforcement cases.  Any growth by us, or an increase in the number of our strategic relationships or litigation, may place additional strain on our managerial, operational and financial resources and systems.  Although we may not grow as we expect, if we fail to manage our growth effectively or to develop and expand our managerial, operational and financial resources and systems, our business and financial results will be materially harmed.

Our equity arrangements with Videocon involve market risks.

At the same time as we entered into a Technology License Agreement (the “Videocon License Agreement”) with Videocon Industries Limited (“Videocon”), we entered into the Share Subscription Agreement with Mars Overseas Limited (“Mars Overseas”), an affiliate of Videocon, to purchase 20,000,000 CopyTele Shares (defined below), and our wholly-owned subsidiary, Copytele International Ltd. (“Copytele International”), entered into the GDR Purchase Agreement to purchase the 1,495,845 Videocon GDRs (defined below).  The value of the Videocon GDRs owned by us depends upon, among other things, the value of Videocon’s securities in its home market of India, as well as exchange rates between the U.S. dollar and Indian rupee (the currency in which Videocon’s securities are traded in its home market).  Based on both the duration and the continuing magnitude of the market price declines and the uncertainty of recovery, we recorded other than temporary impairments as of October 31, 2009, 2011 and 2013. We can give no assurances that the value of the Videocon GDRs will not decline in the future and future write downs may occur.

In addition, for the purpose of effecting a lock up of the Videocon GDRs and CopyTele Shares (collectively, the “Securities”) for a period of seven years, and therefore restricting both parties from selling or transferring the Securities during such period, CopyTele International and Mars Overseas entered into two Loan and Pledge Agreements.  The Videocon GDRs are to be held as security for a loan in the principal amount of $5,000,000 from Mars Overseas to CopyTele International, and the CopyTele Shares are similarly held as security for a loan in the principal amount of $5,000,000 from CopyTele International to Mars Overseas.  The loan payable to Mars Overseas is solely a liability of CopyTele International without recourse to us (as parent). The loans are for a term of seven years (due November 2014), do not bear interest and prepayment of the loans will not release the lien on the Securities prior to the end of the seven year period.  The loan agreements also provide for customary events of default which may result in forfeiture of the Securities by the defaulting party.  We can give no assurances that the respective parties receiving such loans will not default on such loans.

Risks Related to Patent Monetization and Patent Assertion Activities

We may not be able to monetize our patent portfolios which may have an adverse impact on our future operations.

The primary operations of the Company are Patent Monetization and Patent Assertion. We expect to generate revenues and related cash flows from the licensing and enforcement of patents that we currently own and from the rights to license and enforce additional patents we have obtained, and may obtain in the future, from third parties.  However, we can give no assurances that we will be able to identify opportunities to exploit such patents or that such opportunities, even if identified, will generate sufficient revenues to sustain future operations.

Certain of our patent portfolios are subject to existing license agreements with AUO and Videocon which may limit our ability to monetize them.

In the course of entering into the EPD License Agreement and the Nano Display License Agreement with AU Optronics Corp (“AUO”), and the Videocon License Agreement with Videocon, certain rights to our ePaper® Electrophoretic Display patents were licensed to AUO, and certain rights to our Nano Field Emission Display patents were licensed to AUO and Videocon, respectively.  We have terminated the EPD License Agreement and the Nano Display License Agreement with AUO.   On January 28, 2013, we filed a lawsuit in the United States Federal District Court for the Northern District of California against AUO and E Ink in connection with the EPD License Agreement and the Nano Display License Agreement, alleging breach of contract, breach of the implied covenant of good faith and fair dealing, fraudulent inducement, unjust enrichment, unfair business practices, attempted monopolization, and other charges, and we are seeking compensatory, punitive, and treble damages. We have since agreed to resolve this dispute through arbitration.

We intend to take the steps necessary to seek to remove any encumbrances that may inhibit our patent licensing and enforcement efforts; however, we can give no assurance that the ePaper® Electrophoretic Display patents and the Nano Field Emission Display patents will be unencumbered.  If the patent portfolios remain encumbered or if our termination of the AUO license agreements are deemed to be ineffective, it could limit our ability to monetize such portfolios.   See “Information Relating to the Company—Legal Proceedings.”

While we recently commenced lawsuits against AUO and E Ink, and currently have pending 37 patent infringement lawsuits brought by us or a subsidiary against various entities, it expects such proceedings to be time-consuming and costly and we may not be successful in obtaining judgments in our favor which may adversely affect our financial condition and our ability to operate our business.

On January 28, 2013, we filed the AUO/E Ink Lawsuit and currently we have 37 separate patent infringement lawsuits pending which were brought by us or a subsidiary against various entities.  Such patent infringement litigation may continue for several years and may require significant expenditures for legal fees and other expenses.  Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical. The defendants or other third parties involved in the lawsuits may have substantially more resources than we do. Furthermore, such parties may allege defenses and/or file counterclaims in an effort to avoid or limit liability and damages for patent infringement. If such defenses or counterclaims are successful, they may preclude our ability to derive licensing revenue from the patent portfolios. A negative outcome of any such litigation, or one or more claims contained within any such litigation, could materially and adversely impact our business. Additionally, we anticipate that legal fees and other expenses will be significant. Expenses are also dependent on the outcome of such proceedings. We can give no assurance that these lawsuits will be decided in our favor or even if they are that the damages and other remedies will be material.

Our revenues are unpredictable, and this may harm our financial condition and the market price of our stock.

Due to the nature of the licensing business and uncertainties regarding the amount and timing of the receipt of license and other fees from potential infringers, stemming primarily from uncertainties regarding the outcome of enforcement actions, rates of adoption of our patented technologies, the growth rates of potential licensees and certain other factors, our revenues, if any,  may vary significantly from quarter to quarter, which could make our business difficult to manage, adversely affect our business and operating results, cause our quarterly results to fall below market expectations and adversely affect the market price of our common stock.

If we are unable to retain top legal counsel to represent us in patent enforcement litigation, it may adversely affect our business.

The success of our licensing business depends in part upon our ability to retain top legal counsel to prosecute patent infringement litigation. As our patent enforcement actions increase, it will become more difficult to find top legal counsel to handle all of our cases because many of the top law firms may have a conflict of interest that prevents their representation of us.  In addition, the terms of retention of such firms may be unacceptable to us.

We, in certain circumstances, rely on representations, warranties and opinions made by third parties that, if determined to be false or inaccurate, may expose us to certain material liabilities.

From time to time, we may rely upon the opinions of purported experts.  In certain instances, we may not have the opportunity to independently investigate and verify the facts upon which such opinions are made. By relying on these opinions, we may be exposed to liabilities in connection with the licensing and enforcement of certain patents and patent rights which could have a material adverse effect on our operating results and financial condition.

In connection with patent enforcement actions conducted by certain of our subsidiaries, a court may rule unfavorably in counterclaims filed against us or that we have violated certain statutory, regulatory, federal, local or governing rules or standards, which may expose us and our operating subsidiaries to certain material liabilities.

In connection with any of our patent enforcement actions, it is possible that a defendant may file counterclaims against us or a court may rule that we have violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions.  In such event, a court may issue monetary sanctions against us or our operating subsidiaries or award attorney’s fees and/or expenses to a defendant(s), which could be material, and if we or our operating subsidiaries are required to pay such monetary sanctions, attorneys’ fees and/or expenses, such payment could materially harm our operating results and our financial position.

New legislation, regulations, rules and case-law related to obtaining patents or enforcing patents could significantly increase our operating costs and decrease our revenue.

We may apply for patents and may spend a significant amount of resources to enforce those patents. If new legislation, regulations or rules are implemented either by Congress, the United States Patent and Trademark Office (“USPTO”), or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our expenses and revenue. For example, new rules regarding the burden of proof in patent enforcement actions could significantly increase the cost of our enforcement actions, new standards or limitations on liability for patent infringement could negatively impact our revenue derived from such enforcement actions, and potential new rules requiring that the losing party pay legal fees of the prevailing party could also significantly increase the cost of our enforcement actions.

United States patent laws were recently amended with the enactment of the Leahy-Smith America Invents Act, or the America Invents Act, which took effect on March 16, 2013. The America Invents Act includes a number of significant changes to U.S. patent law. In general, the legislation attempts to address issues surrounding the enforceability of patents and the increase in patent litigation by, among other things, establishing new procedures for patent litigation. For example, the America Invents Act changes the way that parties may be joined in patent infringement actions, increasing the likelihood that such actions will need to be brought against individual parties allegedly infringing by their respective individual actions or activities. The America Invents Act and its implementation increases the uncertainties and costs surrounding the enforcement of our patented technologies, which could have a material adverse effect on our business and financial condition.

In addition, the U.S. Department of Justice (“DOJ”) has conducted reviews of the patent system to evaluate the impact of patent assertion entities on industries in which those patents relate. It is possible that the findings and recommendations of the DOJ could impact the ability to effectively license and enforce standards-essential patents and could increase the uncertainties and costs surrounding the enforcement of any such patented technologies.

                Further, in various pending litigation and appeals in the United States Federal courts, various arguments and legal theories are being advanced to potentially limit the scope of damages a patent licensing company such as the Company might be entitled to.  Any one of these pending cases could result in new legal doctrines that could make our existing or future patent portfolios less valuable or more costly to enforce.

More patent applications are filed each year resulting in longer delays in getting patents issued by the USPTO.

We hold a number of pending patents. We have identified a trend of increasing patent applications each year, which we believe is resulting in longer delays in obtaining approval of pending patent applications. The application delays could cause delays in recognizing revenue, if any, from these patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

U.S. Federal courts are becoming more crowded, and as a result, patent enforcement litigation is taking longer.

Patent enforcement actions are almost exclusively prosecuted in U.S. Federal court. Federal trial courts that hear patent enforcement actions also hear criminal cases. Criminal cases always take priority over patent enforcement actions. As a result, it is difficult to predict the length of time it will take to complete an enforcement action. Moreover, we believe there is a trend in increasing numbers of civil lawsuits and criminal proceedings before United States Judges, and as a result, we believe that the risk of delays in patent enforcement actions will have a significant effect on our business in the future unless this trend changes.

Any reductions in the funding of the USPTO could have an adverse impact on the cost of processing pending patent applications and the value of those pending patent applications.

Our primary asset is our patent portfolios, including pending patent applications before the USPTO. The value of our patent portfolios is dependent upon the issuance of patents in a timely manner, and any reductions in the funding of the USPTO could negatively impact the value of our assets. Further, reductions in funding from Congress could result in higher patent application filing and maintenance fees charged by the USPTO, causing an unexpected increase in our expenses.

Competition is intense in the industries in which we do business and as a result, we may not be able to grow or maintain our market share for our technologies and patents.

Our licensing business may compete with venture capital firms and various industry leaders for technology licensing opportunities.  Many of these competitors may have more financial and human resources than we do.  As we become more successful, we may find more companies entering the market for similar technology opportunities, which may reduce our market share in one or more technology industries that we currently rely upon to generate future revenue.

Our patented technologies have an uncertain market value.

Many of our patents and technologies are in the early stages of adoption in the commercial and consumer markets. Demand for some of these technologies is untested and is subject to fluctuation based upon the rate at which our licensees will adopt our patents and technologies in their products and services.

As patent enforcement litigation becomes more prevalent, it may become more difficult for us to voluntarily license our patents.

We believe that the more prevalent patent enforcement actions become, the more difficult it will be for us to voluntarily license our patents. As a result, we may need to increase the number of our patent enforcement actions to cause infringing companies to license the patent or pay damages for lost royalties. This may increase the risks associated with an investment in our company.

Weak global economic conditions may cause infringing parties to delay entering into licensing agreements, which could adversely affect our financial condition and operating results.

Our business plan depends significantly on economic conditions, and the United States and world economies are only beginning to emerge from weak economic conditions. Uncertainty about global economic conditions poses a risk as businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values. This response could have a material negative effect on the willingness of parties infringing on our patent assets to enter into licensing or other revenue generating agreements voluntarily which could cause material harm to our business.

We are dependent upon a few key personnel and the loss of their services could adversely affect us.

Our future success to monetize our patent portfolios will depend on the efforts of our President and Chief Executive Officer, Robert A. Berman, and our Senior Vice President – Engineering, John Roop, and our strategic advisor, Dr. Amit Kumar. While we maintain "key person" life insurance on Mr. Berman, we do not maintain “key person” life insurance on Mr. Roop or Dr. Kumar. The loss of the services of any such persons could have a material adverse effect on our business and operating results.

Risks Related to Our Common Stock

The availability of shares for sale in the future could reduce the market price of our common stock.

In the future, we may issue securities to raise cash for operations and acquisitions of patents and/or companies. We have and in the future may issue securities convertible into our common stock. Any of these events may dilute stockholders' ownership interests in our company and have an adverse impact on the price of our common stock.

In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

Any actual or anticipated sales of shares by our stockholders or by Aspire Capital may cause the trading price of our common stock to decline. Additional issuances of shares to Aspire Capital may result in dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by our stockholders including Aspire Capital, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Delaware law and our charter documents contain provisions that could discourage or prevent a potential takeover of our company that might otherwise result in our stockholders receiving a premium over the market price of their shares.

Provisions of Delaware General Corporation Law (“DGCL”) and our certificate of incorporation and bylaws could make the acquisition of our company by means of a tender offer, proxy contest or otherwise, and the removal of incumbent officers and directors, more difficult. These provisions include:

•Section 203 of the DGCL, which prohibits a merger with a 15%-or-greater stockholder, such as a party that has completed a successful tender offer, until three years after that party became a 15%-or-greater stockholder;

•The authorization in our certificate of incorporation of undesignated preferred stock, which could be issued without stockholder approval in a manner designed to prevent or discourage a takeover; and

•Provisions in our bylaws regarding stockholders' rights to call a special meeting of stockholders limit such rights to  stockholders holding together at least a majority of shares of the Company entitled to vote at the meeting, which could make it more difficult for stockholders to wage a  proxy contest for control of our board of directors or to vote to repeal any of the anti-takeover provisions contained in our certificate of incorporation and bylaws.

Together, these provisions may make the removal of management more difficult and may discourage transactions that could otherwise involve payment of a premium over prevailing market prices for our common stock.

We may fail to meet market expectations because of fluctuations in quarterly operating results, which could cause the price of our common stock to decline.

Our reported revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter in the future. It is possible that in future periods, revenues could fall below the expectations of securities analysts or investors, which could cause the market price of our common stock to decline. The following are among the factors that could cause our operating results to fluctuate significantly from period to period:

• the dollar amount of agreements executed in each period, which is primarily driven by the nature and characteristics of the technology being licensed and/or the magnitude of infringement associated with a specific licensee;

• the specific terms and conditions of agreements executed in each period and/or the periods of infringement contemplated by the respective payments;

• fluctuations in the total number of agreements executed;

• fluctuations in the sales results or other royalty-per-unit activities of our licensees that impact the calculation of license fees due;

• the timing of the receipt of periodic license fee payments and/or reports from licensees;

• fluctuations in the net number of active licensees period to period;

• costs related to acquisitions, alliances, licenses and other efforts to expand our operations;

• the timing of payments under the terms of any customer or license agreements into which we may enter;

• expenses related to, and the timing and results of, patent filings and other enforcement proceedings relating to intellectual property rights, as more fully described in this section; and

•    the outcome of any of our patent infringement lawsuits.

Technology company stock prices are especially volatile, and this volatility may depress the price of our common stock.

                The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies have been highly volatile. We believe that various factors may cause the market price of our common stock to fluctuate, perhaps substantially, including, among others, the following:

• announcements of developments in our patent enforcement actions;

• developments or disputes concerning our patents;

• our or our competitors' technological innovations;

• developments in relationships with licensees;

• variations in our quarterly operating results;

• our failure to meet or exceed securities analysts' expectations of our financial results;

• a change in financial estimates or securities analysts' recommendations;

• changes in management's or securities analysts' estimates of our financial performance;

• changes in market valuations of similar companies;

• the current sovereign debt crises affecting several countries in the European Union and concerns about sovereign debt of        the United States;

• announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies, or patents; and

• the timing of or our failure to complete significant transactions.

In addition, we believe that fluctuations in our stock price during applicable periods can also be impacted by court rulings and/or other developments in our patent licensing and enforcement actions. Court rulings in patent enforcement actions are often difficult to understand, even when favorable or neutral to the value of our patents and our overall business, and we believe that investors in the market may overreact, causing fluctuations in our stock prices that may not accurately reflect the impact of court rulings on our business operations and assets.

In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If our common stock was the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources, which could materially harm our business and financial results.

 Our common stock is subject to the SEC’s penny stock rules which may make our shares more difficult to sell.

Our common stock fits the definition of a penny stock and therefore is subject to the rules adopted by the SEC regulating broker-dealer practices in connection with transactions in penny stocks. The SEC rules may have the effect of reducing trading activity in our common stock making it more difficult for investors to sell their shares.  The SEC’s rules require a broker or dealer proposing to effect a transaction in a penny stock to deliver the customer a risk disclosure document that provides certain information prescribed by the SEC, including, but not limited to, the nature and level of risks in the penny stock market.  The broker or dealer must also disclose the aggregate amount of any compensation received or receivable by him in connection with such transaction prior to consummating the transaction.  In addition, the SEC’s rules also require a broker or dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction before completion of the transaction. The existence of the SEC’s rules may result in a lower trading volume of our common stock and lower trading prices.

We do not anticipate declaring any cash dividends on our common stock which may adversely impact the market price of our stock.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and any earnings for use in the operation and expansion of our business. If we do not pay dividends, our stock may be less valuable to you because a return on your investment will only occur if our stock price appreciates.

The securities issued in our private placements may dilute your percentage ownership interest and may also result in downward pressure on the price of our common stock.

In connection with our private placements in February 2011, January 2013 and November 2013, we have outstanding convertible debentures and warrants which are convertible into or exercisable for an aggregate of 46,727,653 shares of our common stock, at prices ranging from $0.15 to $0.3784 per share.  In addition, as we are required to register these shares for resale by the holders, it is possible that a significant number of shares could be sold at the same time.  Because the market for our common stock is thinly traded, the sales and/or the perception that those sales may occur, could adversely affect the market price of our common stock.  Furthermore, the mere existence of a significant number of shares of common stock issuable upon conversion of the debentures or the exercise of warrants may be perceived by the market as having a potential dilutive effect, which could lead to a decrease in the price of our common stock.

We are registering an aggregate of 57,400,130 shares of common stock that may be issued under the Stock Purchase Agreement and the transaction with ZQX or were previously issued or are issuable upon exercise or conversion of the debentures and warrants issued in our February 2011, September 2012 and January 2013 private placements. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 57,400,130 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Stock Purchase Agreement and the registration obligations of our prior private placements or other transactions. Notwithstanding ownership limitations in such agreements, the 57,400,130 shares represent approximately 23.75% of our shares of common stock outstanding immediately after issuance of all 31,206,716shares pursuant to the Stock Purchase Agreement and the conversion and exercise rights of the debentures and warrants in our private placements or other transactions at the time the registration statement is filed.

The sale of our common stock to Aspire Capital may cause substantial dilution to our existing stockholders and the sale, actual or anticipated, of the shares of common stock acquired by Aspire Capital could cause the price of our common stock to decline.

We have the right to sell up to $10 million of our shares of common stock to Aspire, including the 5,380,000  shares sold to Aspire Capital since April 23, 2013, and have issued 3,500,000 shares to Aspire Capital as a commitment fee. We were obligated to register these shares with the SEC. The registration statement declared effective by the SEC on June 19, 2013 registers 20,000,000 shares for issuance and sale to Aspire Capital under the Purchase Agreement.  It is anticipated that these shares will be sold by Aspire Capital pursuant to the registration statement or sold in reliance on an exemption from registration in Rule 144A of the Securities Act.

        Any actual or anticipated sales of shares by Aspire Capital may cause the trading price of our common stock to decline. Additional issuances of shares to Aspire Capital may result in dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of sales of our shares to Aspire Capital, and the purchase agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

We may not have access to the full amount available under the Purchase Agreement with Aspire Capital.

In order for us to receive the full $10 million proceeds under the Purchase Agreement it is unlikely that the 20,000,000 shares registered will be sufficient.  Accordingly, our ability to have access to the full amount under the Purchase Agreement with Aspire Capital will likely be subject to our ability to prepare and file one or more additional registration statements registering the resale of additional shares. These subsequent registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these subsequent registration statements cannot be assured. The effectiveness of these subsequent registration statements is a condition precedent to our ability to sell the shares of common stock subject to these subsequent registration statements to Aspire Capital under the Purchase Agreement.

Raising funds by issuing equity or debt securities could dilute the value of the common stock and impose restrictions on our working capital.

If we were to raise additional capital by issuing equity securities, including sales of shares of common stock to Aspire Capital, the value of the then outstanding common stock would be reduced, unless the additional equity securities were issued at a price equal to or greater than the market value of the common stock at the time of issuance of the new securities. If the additional equity securities were issued at a per share price less than the per share value of the outstanding shares, then all of the outstanding shares would suffer a dilution in value with the issuance of such additional shares. Further, the issuance of debt securities in order to obtain additional funds may impose restrictions on our operations and may impair our working capital as we service any such debt obligations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders. However, we may receive up to $10 million in gross proceeds from the sale of our common stock to Aspire Capital (including the $500,000 we already received upon Aspire Capital’s purchase of 2,500,000 shares of our common stock on April 23, 2013 and an additional $592,000 from the sale of shares sold to Aspire Capital after such date).  We may also receive proceeds from the sale of securities upon the exercise of the warrants issued in the January 2013 and February 2011 private placements and the exercise of warrants issued to ZQX (to the extent the registration statement of which this prospectus is a part is then effective and, if applicable, the “cashless exercise” provision is not utilized by the holder). As of the date of this prospectus, we have received proceeds from such exercises of $380,800.

Any net proceeds we receive will be used for general corporate and working capital or other purposes that the Board of Directors deems to be in the best interest of the Company.  As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds we may receive.  Accordingly, we will retain broad discretion over the use of these proceeds, if any.

SELLING STOCKHOLDERS

57,400,130 shares of common stock were issued or are issuable to selling stockholders pursuant to transactions exempt from registration under the Securities Act. All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

August 2009 Transaction with ZQX

On August 20, 2009, we entered into an Engagement Letter with ZQX Advisors, LLC, or ZQX, pursuant to which they were engaged to evaluate our E-Paper® electrophoretic intellectual property, which engagement was terminated by us on January 21, 2013.  In connection with this engagement, we issued to ZQX 800,000 unregistered shares of our common stock together with warrants to purchase an additional 500,000 unregistered shares of our common stock in exchange for a 19.5% ownership interest in ZQX. Warrants to purchase 250,000 shares are exercisable at $0.37 per share and warrants to purchase the remaining 250,000 shares are exercisable at $0.555 per share. The warrants are currently exercisable and expire in August 2019.

February 2011 Private Placement

On February 8, 2011, we sold 7,000,000 shares of our common stock in a private placement to 10 accredited investors, including Denis A. Krusos, the Company’s former Chairman and Chief Executive Officer, Henry P. Herms, the Company’s Chief Financial Officer and a director, and Lewis H. Titterton, a director and now the current Chairman, and George P. Larounis, former director of the Company, at a price of $0.1786 per share, for proceeds of $1,250,000.  In conjunction with the sale of the common stock, we issued the investors warrants to purchase 7,000,000 shares of our common stock.  Each warrant grants the holder the right to purchase one share of our common stock (or 7,000,000 shares of common stock in the aggregate) at the purchase price of $0.1786 per share on or before February 8, 2016.  Certain of the investors are officers and/or directors of the Company and the warrants issued to such persons included a “cashless exercise” provision.

On May 29, 2013, the Company offered the holders of the warrants issued in our February 2011 private placement the opportunity to exercise the warrants at a reduced exercise price of $0.16 per share (payable in cash) during the period ended July 15, 2013.   In connection therewith, Lewis H. Titterton, Jr., the Company’s Chairman, Bruce Johnson, a director of the Company, and Henry P. Herms, the Company’s Chief Financial Officer and a director, exercised warrants to purchase 1,400,000, 700,000 and 280,000 shares of our common stock and we received gross proceeds of $380,800.  On June 17 2013, Mr. Krusos, our former Chief Executive Officer, exercised the warrants previously issued to him in our February 2011 private placement on a “cashless” basis and received 547,493 shares of our common stock.

September 2012 Private Placement

On September 12, 2012, we completed a private placement with 5 accredited investors, including Lewis H. Titterton, Jr., the Company’s Chairman and then Chief Executive Officer, and Bruce Johnson, a director of the Company pursuant to which we sold $750,000 principal amount of 8% Convertible Debentures due 2016. These debentures mature on September 12, 2016, bear interest at the rate of 8% payable quarterly and are convertible into shares of our common stock at a price per share of $0.092.  The entire $750,000 principal amount of these debentures plus accrued interest were converted into 8,252,895 shares of common stock.  We granted the holders customary piggy-back registration rights.

January 2013 Private Placement

Company’s President, Chief Executive Officer and a director, Dr. Amit Kumar, a consultant and director of the Company, and Bruce Johnson, a director of the Company (the “Investors”), pursuant to which we sold $1,765,000 principal amount of 8% Convertible Debentures due 2015 (the “January 2013 Debentures”) at an exercise price of $0.015 per share and warrants (the “January 2013 Warrants”) to purchase 5,882,745 shares of common stock of the Company, par value $0.01 per share (the “January 2013 Warrant Shares”) at an exercise price of $0.30 per share.  The January 2013 Debentures mature on January 25, 2015, bear interest at the rate of 8% payable quarterly and are convertible into shares (the “January 2013 Conversion Shares”) of our common stock at a price per share of $0.15. The Company may prepay the January 2013 Debentures at any time without penalty upon 30 days prior notice, but only if the sales price of the common stock on the principal market on which the common stock is primarily listed and quoted for trading is at least $0.30 for 20 trading days in any 30-day trading period ending no more than 15 days before the Company’s prepayment notice.  During June and July 2013, holders of $325,000 of principal of the January 2013 Debentures converted their holdings into an aggregate of 2,166,775 shares of common stock and an additional 20,125 shares of common stock were issued in payment of accrued interest. In April, July and October 2013, respectively, 117,864, 101,000 and 140,556 shares of our common stock were issued in payment of interest on the January 2013 Debentures.

The January 2013 Debentures contain full ratchet anti-dilution protection which means, that, subject to certain exceptions, if the Company sells shares of common stock (or securities convertible or exchangeable into common stock) at an effective price of less than $0.15 per share of common stock, the conversion price of the January 2013 Debentures will be reduce to such lower effective sales price. The January 2013 Debentures also provide for events of default which, if any of them occurs, would permit the principal of and accrued interest on the January 2013 Debentures to become or to be declared due and payable, unless the event of default has been cured or the holder of the January 2013 Debenture has waived in writing the event of default.  If all of the January 2013 Debentures are converted, the Company would issue 6,667 shares of common stock for each $1,000 principal amount of the January 2013 Debentures or 11,767,255 shares of its common stock in the aggregate.  For each $1,000 principal amount of the January 2013 Debentures, the Company issued a January 2013 Warrant to purchase 3,333 shares of common stock.  Each January 2013 Warrant grants the holder the right to purchase the January 2013 Warrant Shares at the purchase price per share of $0.30 on or before January 25, 2016. If there is not an effective registration statement covering the January 2013 Warrant Shares at the time the warrants are exercised, the January 2013 Warrants may be exercised on a cashless basis.

Pursuant to the January 2013 Debentures and January 2013 Warrants, no Investor may convert or exercise such Investor’s January 2013 Debenture or January 2013 Warrant if such conversion or exercise would result in the Investor beneficially owning in excess of 4.99% of our then issued and outstanding common stock. A holder may, however, increase this limitation (but in no event exceed 9.99% of the number of shares of common stock issued and outstanding) by providing the Company with 61 days’ notice that such holder wishes to increase this limitation.

In connection with this offering, the Company granted each Investor registration rights with respect to the January 2013 Conversion Shares and the January 2013 Warrant Shares. The Company was obligated to use its reasonable best efforts to cause a registration statement registering for resale the January 2013 Conversion Shares and the January 2013 Warrant Shares to be filed no later than 90 days from January 25, 2013 and to be declared effective no later than 180 days from January 25, 2013. The registration statement, of which this prospectus forms a part, was declared effective by the SEC on June 19, 2013. The Company is required to use it reasonable best efforts to keep this registration statement effective until the January 2013 Conversion Shares and the January 2013 Warrant Shares can be sold under Rule 144 of the Securities Act or such earlier date when all January 2013 Conversion Shares and the January 2013 Warrant Shares have been sold publicly; provided, however, the Company shall not be required to keep this registration statement effective for more than three years from January 25, 2013.

In connection with the January 2013 offering we paid The Benchmark Company LLC, as placement agent, a cash placement fee of $41,400 (or 6% of the aggregate purchase price from the Investors they introduced to us) and issued to them warrants to purchase 276,000 shares of common stock (or 6% of the aggregate number of shares underlying the January 2013 Debentures issued to the Investors they introduced to us) upon the same terms as the January 2013 Warrants issued in the offering.

                April 2013 Purchase Agreement with Aspire Capital

General

On April 23, 2013, we entered into the Stock Purchase Agreement, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $10 million of shares of our common stock over the two-year term of the Stock Purchase Agreement. In consideration for entering into the Stock Purchase Agreement, concurrently with the execution of the Stock Purchase Agreement, we issued to Aspire Capital the Commitment Shares and Aspire Capital purchased the Initial Purchase Shares. Concurrently with entering into the Stock Purchase Agreement, we also entered into the Registration Rights Agreement, in which we agreed to file one or more registration statements, as permissible and necessary to register under the Securities Act, to register the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Stock Purchase Agreement. In consideration for entering into the Stock Purchase Agreement, concurrently with the execution of the Stock Purchase Agreement, we issued to Aspire Capital 3,500,000 shares of our common stock, or the “Commitment Shares,” with a fair value of $700,000 as a commitment fee. Upon execution of the Stock Purchase Agreement, Aspire Capital purchased 2,500,000 shares on April 23, 2013 for $500,000, or the “Initial Purchase Shares.”  During the period from July through September 2013, we sold an additional 2,880,000 shares (the “Additional Shares”) of our common stock to Aspire Capital for approximately $592,000.

As of January 24, 2014, there were 210,467,530  shares of our common stock outstanding, (192,051,636 held by non-affiliates),  including the Initial Purchase Shares, the Commitment Shares and the Additional Shares, but excluding the additional 11,120,000 shares offered pursuant to this prospectus that may be sold to Aspire Capital pursuant to the Stock Purchase Agreement. If all of the 20,000,000 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent approximately 9.0% of the total common stock outstanding or approximately 9.8% of the non-affiliate shares of common stock outstanding as of January 24, 2014. The number of shares of our common stock ultimately offered for sale by Aspire Capital is dependent upon the number of shares purchased by Aspire Capital under the Stock Purchase Agreement.

Pursuant to the Stock Purchase Agreement and the Registration Rights Agreement, we are registering under the Securities Act 20,000,000 shares of our common stock, which includes the Commitment Shares and the Initial Purchase Shares that have already been issued to Aspire Capital, as well as an additional 11,120,000 shares of common stock that we may issue to Aspire Capital. All 20,000,000 shares of common stock are being offered pursuant to this prospectus.

Under the Stock Purchase Agreement, we have two ways we can elect to sell shares of common stock to Aspire Capital on any business day we select: (1) through a regular purchase of up to 200,000 shares (but not to exceed $200,000) at a known price based on the market price of our common stock prior to the time of each sale, and (2)  VWAP purchase of a number of shares up to 30% of the volume traded on the purchase date at a price equal to the lesser of (i) the closing sale price on the purchase date or (ii) 95% of the next business day’s VWAP.  The Company can only require a VWAP purchase if the closing sale price for our common stock on the notice day for the VWAP purchase is higher than $0.50 and the Company has also submitted a regular purchase on the notice date for the VWAP purchase.  The VWAP purchase requirement that the closing sales price exceed $0.50 per share shall not be subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

On June 19, 2013, all of the conditions to commencement under the Stock Purchase Agreement were met. Therefore, on any business day on which the closing sale price of our common stock equals or exceeds $0.15 per share, over the two-year term of the Stock Purchase Agreement, we have the right, in our sole discretion, to present Aspire Capital with a Purchase Notice directing Aspire Capital (as principal) to purchase up to 200,000 shares of our common stock per business day, up to $9,500,000 of our common stock in the aggregate at a Purchase Price calculated by reference to the prevailing market price of our common stock over a preceding 12 business day period (as more specifically described below); however, no sale pursuant to a Purchase Notice may exceed $200,000 per business day.  The applicable purchase price will be determined prior to delivery of any purchase notice.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital in an amount equal to 200,000 shares and the closing sale price of our common stock exceeds $0.50 per share, we also have the right, in our sole discretion, to present Aspire Capital with a VWAP Purchase Notice directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on the OTC Bulletin Board on the purchase date, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold.  The VWAP Purchase Price is calculated by reference to the prevailing market price of our common stock (as more specifically described below).

The Stock Purchase Agreement provides that in no event will any shares of common stock be sold at a Purchase Price less than $0.15, or the “Floor Price.” This Floor Price shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction up to a maximum price of $0.50.

There are no trading volume requirements or restrictions under the Stock Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Stock Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Stock Purchase Agreement. The Stock Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us. The rights and obligations of Aspire Capital under the Stock Purchase Agreement are not assignable or transferable.

Purchase of Shares under the Stock Purchase Agreement

Under the Stock Purchase Agreement, on any trading day selected by us on which the closing price of our common stock is not less than $0.15 per share, we may direct Aspire Capital to purchase up to 200,000 shares of our common stock per trading day so long as sales pursuant to such Purchase Notice do not exceed $200,000 per trading day. The Purchase Price of such shares is equal to the lesser of:

•         the lowest sale price of our common stock on the purchase date; or

•         the arithmetic average of the three lowest closing sale prices for our common stock during the twelve consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital in an amount equal to 200,000 shares and the closing sale price of our common stock exceeds $0.50 per share, we also have the right to direct Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on the OTC Bulletin Board on the purchase date, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold, which is equal to the greater of (a) 90% of the closing price on the OTC Bulletin Board on the business day immediately preceding the VWAP Purchase Date or (b) such higher price as set forth by the Company in the VWAP Purchase Notice.  The VWAP Purchase Price of such shares is the lower of:

    •     the closing sale price on the VWAP Purchase Date; or

    •    95% of the volume-weighted average price for our common stock traded on the OTC Bulletin Board during normal trading hours:

O  on the VWAP Purchase Date, if the aggregate shares traded on the OTC Bulletin Board have not exceeded the VWAP Purchase Share Volume Maximum; or

O  the portion of the VWAP Purchase Date until such time as the sooner to occur of (i) the time at which the aggregate shares traded on the OTC Bulletin Board has exceeded the VWAP Purchase Share Volume Maximum or (ii) the time at which the sale price of the common stock falls below the VWAP Minimum Price Threshold.

We may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

Minimum Share Price

Under the Purchase Agreement, the Company and Aspire Capital may not effect any sales of shares of our common stock on any trading day that the closing sale price of our common stock is less than $0.15 per share, which shall be appropriately adjusted as described above up to a maximum amount of $0.50 per share.

Beneficial Ownership Limitation

Under the Purchase Agreement, we and Aspire Capital may not effect any sales of shares of our common stock if such shares proposed to be issued and sold, when aggregated with all other shares of our common stock beneficially owned by Aspire Capital and its affiliates, would result in the beneficial ownership by Aspire Capital and its affiliates of more than 19.99% of our then issued and outstanding shares of common stock.

Events of Default

Generally, Aspire Capital may terminate the Purchase Agreement upon the occurrence of any of the following events of default:

•the effectiveness of any registration statement that is required to be maintained effective pursuant to the terms of the Registration Rights Agreement between us and Aspire Capital lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Aspire Capital for sale of our shares of common stock, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period, which is not in connection with a post-effective amendment to any such registration statement; provided, however, that in connection with any post-effective amendment to such registration statement that is required to be declared effective by the SEC, such lapse or unavailability may continue for a period of no more than twenty consecutive business days, which such period shall be extended for an additional twenty business days if we receive a comment letter from the SEC in connection therewith;

•the suspension from trading or failure of our common stock to be listed on a Principal Market (as defined in the Stock Purchase Agreement) for a period of three (3) consecutive business days;

•the delisting of the common stock from the Principal Market (which is currently the OTC Bulletin Board), provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the NYSE MKT, or the OTCQB or OTCQX market places of the OTC markets;

•    our transfer agent’s failure to issue to Aspire Capital shares of our common stock which Aspire Capital is entitled to receive under the Stock Purchase Agreement within five (5) business days after an applicable purchase date;

•any breach by us of the representations, warranties, covenants or other term or condition contained in the Stock Purchase Agreement or any related agreements that would reasonably be expected to have a material adverse effect except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least five business days;

• if we become insolvent or are generally unable to pay our debts as they become due; or

•  any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Our Termination Rights

The Stock Purchase Agreement may be terminated by us at any time, at our discretion, without any cost to us.

No Short-Selling or Hedging by Aspire Capital

Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging, which establishes a net short position with respect to our common stock during any time prior to the termination of the Stock Purchase Agreement.

Effect of Performance of the Stock Purchase Agreement on Our Stockholders

Except as described above, the Stock Purchase Agreement does not limit the ability of Aspire Capital to sell any or all of the 20,000,000 shares registered in this offering. It is anticipated that shares registered in this offering will be sold over a period of up to approximately two years from the date we entered into the Stock Purchase Agreement. The sale by Aspire Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline or to be highly volatile. Sales to Aspire Capital by us pursuant to the Stock Purchase Agreement also may result in dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of sales of our shares to Aspire Capital, and the Stock Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Amount of Potential Proceeds to be Received under the Stock Purchase Agreement

In connection with entering into the Stock Purchase Agreement, we authorized the sale to Aspire Capital of up to $10 million of shares of our common stock. However, we estimate that we will sell no more than 20,000,000 shares to Aspire Capital under the Stock Purchase Agreement (inclusive of the Commitment Shares and Initial Purchase Shares), all of which are included in this offering.  The number of shares ultimately offered for sale by Aspire Capital in this offering is dependent upon the number of shares purchased by Aspire Capital under the Stock Purchase Agreement.  The following table sets forth the number and percentage of outstanding shares to be held by Aspire Capital after giving effect to the sale of shares of common stock issued to Aspire Capital covered by the registration statement of which this prospectus is a part at varying purchase prices in addition to the Initial Purchase Shares, the Commitment Shares and the Additional Shares.

Assumed Average Purchase Price of the Additional Shares Sold Under the Stock Purchase Agreement	Number of Additional Shares to be Sold (1)	Percentage of Outstanding Shares After Giving Effect to the Aspire Capital Transaction (2)	Proceeds from the Sale of Shares to Aspire Capital Under the Stock Purchase Agreement
$0.15	11,120,000	5.0%	$1,668,000
$0.25	11,120,000	5.0%	$2,780,000
$0.35	11,120,000	5.0%	$3,892,000
$0.45	11,120,000	5.0%	$5,004,000
$0.55	11,120,000	5.0%	$6,116,000

(1)           Based on total aggregate sales of the lesser of (a) $10 million of shares of common stock and (b) the 11,120,000 additional Purchase Shares registered herein. Excludes the Commitment Shares, the Initial Purchase Shares and the Additional Shares.

(2)           The denominator is based on 210,467,530 shares outstanding on January 24, 2014, plus the number of shares set forth in the adjacent column which we would have sold to Aspire Capital at the assumed price in the first column. The numerator is based on the number of shares which we would have sold under the Stock Purchase Agreement at the corresponding assumed purchase price set forth in the first column and assuming a maximum of $10 million of shares are sold to Aspire Capital.

The following table sets forth certain information as of January 24, 2014 regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. Each selling stockholder’s percentage of ownership in the following table is based upon 210,467,530 shares of common stock outstanding as of January 24, 2014.

Except as set forth below, no selling stockholder has held a position as an officer or director of the Company, nor has any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The common stock being offered is being registered to permit secondary trading of the shares and the selling stockholders may offer all or part of the common stock owned for resale from time to time.  Except as set forth below, none of the selling stockholders have any family relationships with our officers, directors or controlling stockholders. Furthermore, none of the selling stockholders are a registered broker-dealer or an affiliate of a registered broker-dealer.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholder who is able to use this prospectus to resell the securities registered hereby.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (30)	Number of Shares of Common Stock Owned After Offering Assuming All Shares are Sold (33)	Percentage of Common Stock Owned After Offering Assuming All Shares are Sold (33)
Amit Kumar, Director and Strategic Advisor of CopyTele (1)	8,783,323	1,075,990	7,749,519	3.54%
Anne Rotondo (2)	710,000	280,000	430,000	*
Anthony R. Campbell (3)	1,033,804	1,075,990	-	-
Benjamin Bowen (4)	7,100	7,100	-	-
Braden Carlsson (4)	20,102	20,102	-	-
Bruce F. Johnson, Director of CopyTele (5)	8,216,428	4,123,453	4,135,161	1.95%
Christopher Titterton (6)	258,451	268,997	-	-
Christopher Uzpen (7)	155,071	161,399	-	-
David W. Richards (8)	2,347,463	2,347,463	-	-
George P. Larounis (9)	1,260,000	280,000	980,000	*
Henry P. Herms, Vice President – Finance, CFO and Director of CopyTele (10)	1,360,632	478,125	882,507	*
Jamil Aboumeri (4)	7,100	7,100	-	-
Jeffery Titterton (11)	618,351	268,997	359,900	*
Jeffrey A. Blomberg (12)	253,221	253,221	-	-
John Borer (4)	7,100	7,100	-	-
John N. Hatsopoulos (13)	2,157,608	2,151,980	90,000	*
Jordan Lupu (14)	253,575	253,575	-	-
Leo C. Saenger, Jr. (15)	2,256,647	1,663,043	593,604	*
Leon Frenkel (16)	516,902	537,995	-	-
Lewis H. Titterton, Jr. Chairman of the Board and former interim CEO of CopyTele (17)	12,120,691	4,447,463	7,673,228	3.61%
Michael N. Emmerman (18)	2,027,144	2,027,144	-	-
Peri D. Krusos (19)	560,000	560,000	-	-
Richard H. Morrison (20)	2,067,608	2,151,980	-	-
Robert Berman, President, CEO and Director of CopyTele (21)	8,050,721	537,995	7,533,819	3.45%
Robert H. Castilini (22)	2,914,072	1,613,985	1,363,366	*
Robert J. Gallivan, Jr. (23)	566,902	537,995	50,000	*
Robert H. McDonald (24)	3,766,268	700,000	3,066,268	1.45%
Steven Lau (25)	506,442	506,442	-	-
Sunny H. Wong (26)	253,169	253,169	-	-
The Benchmark Company LLC (4)	138,007	138,007	-	-
Thomas S. Howland (27)	850,653	806,992	75,300	*
Todd Hackett (28)	6,907,767	3,423,453	3,526,500	1.66%
Thomas M. Tann III (31)	2,927,904	2,151,980	860,296	*
William Odenthal (4)	96,605	96,605	-	-
ZQX Advisors, LLC (29)	680,150	500,000	180,150	*
Aspire Capital (32)	4,323,100	15,443,100	-	-

___________________________

* Less than 1%.

(1)        Consists of 328,004 shares owned directly by Dr. Kumar, 7,455,319 shares that Dr. Kumar has the right to acquire within 60 days pursuant to his option agreements with the Company, and 1,000,000 shares that he has the right to acquire upon conversion of debentures and exercise of warrants purchased by him in the January 2013 private placement.  The number of shares owned prior to the offering also includes 33,804 shares issued in payment of interest on the debentures. The number of shares that maybe sold pursuant to this prospectus also includes 42,186 shares that may be issued in payment of interest on the debentures through maturity. See “January 2013 Private Placement” above in this section.

(2)        Consists of 430,000 shares that Ms. Rotondo has the right to acquire within 60 days upon exercise of options granted pursuant to the 2003 Share Incentive Plan and/or the 2010 Share Incentive Plan and 280,000 shares that Ms. Rotondo has the right to acquire within 60 days upon exercise of warrants purchased by her in the February 2011 private placement.

(3)        Consists of 33,804 shares owned directly by Mr. Campbell and 1,000,000 shares that he has the right to acquire upon conversion of the debentures and exercise of the warrants issued in our January 2013 private placement. The number of shares owned prior to the offering also includes 33,804 shares issued in payment of interest on the debentures. The number of shares that maybe sold pursuant to this prospectus also includes 42,186 shares that may be issued in payment of interest on the debentures through maturity.  See “January 2013 Private Placement” above in this section.

(4)        Consists of shares issuable upon exercise of the warrants issued to The Benchmark Company LLC, as placement agent, or its designees.  See “January 2013 Private Placement” above in this section.

(5)        Consists of 6,796,428 shares owned directly by Mr. Johnson, 420,000 shares that Mr. Johnson has the right to acquire within 60 days pursuant to his option agreements with the Company, 1,000,000 shares Mr. Johnson has the right to acquire within 60 days upon conversion of debentures and exercise of warrants purchased by him in the January 2013 private placement.  The number of shares owned prior to the offering also includes 33,804 shares issued in payment of interest on the debentures. The number of shares that maybe sold pursuant to this prospectus also includes (a) 42,186 shares that may be issued in payment of interest on the debentures through maturity (see “January 2013 Private Placement” above in this section), (b) 1,647,463 shares that were acquired by Mr. Johnson upon conversion of the debentures issued in our September 2012 private placement (see “September 2012 Private Placement” above in this section) and (c) 700,000 shares that were acquired by Mr. Johnson in our February 2011 private placement and 700,000 shares that he acquired upon exercise of warrants purchased by him in our February 2011 private placement (see  “February 2011 Private Placement” above in this section).

(6)        Consists of 8,451 shares owned directly by Mr. Christopher Titterton and 250,000 shares that he has the right to acquire within 60 days upon conversion of debentures and exercise of warrants purchased by him in the January 2013 private placement.  The number of shares owned prior to the offering also includes 8,451 shares issued in payment of interest on the debentures.  The number of shares that maybe sold pursuant to this prospectus also includes 10,546 shares that may be issued in payment of interest on the debentures through maturity. See “January 2013 Private Placement” above in this section.  Mr. Christopher Titterton is the grown son of Mr. Lewis H. Titterton, Jr.

(7)        Consists of 5,071 shares owned directly by Mr. Uzpen and 150,000 shares that he has the right to acquire within 60 days upon conversion of debentures and exercise of warrants purchased by him in the January 2013 private placement. The number of shares owned prior to the offering also includes 5,071 shares issued in payment of interest on the debentures. The number of shares that maybe sold pursuant to this prospectus also includes 6,328 shares that may be issued in payment of interest on the debentures through maturity. See “January 2013 Private Placement” above in this section.

(8)        Consists of 1,647,463 shares owns directly by Mr. Richards and 700,000 shares he has the right to acquire within 60 days upon exercise of warrants purchased by him in the February 2011 private placement.  The number of shares that maybe sold pursuant to this prospectus also includes 1,647,463 shares that were acquired by Mr. Richards upon conversion of the debentures issued in our September 2012 private placement. See “September 2012 Private Placement” above in this section.

(9)        Consists of 320,000 shares owned directly by Mr. Larounis, 660,000 shares that he has the right to acquire within 60 days upon exercise of options granted pursuant to the 2003 share Incentive Plan and/or the 2010 Share Incentive Plan and 280,000 shares he has the right to acquire within 60 days upon exercise of warrants purchased by him in the February 2011 private placement.

(10)    Consists of 478,125 shares owned directly by Mr. Herms and 882,507 shares that he has the right to acquire within 60 days upon exercise of options granted pursuant to the 2003 share Incentive Plan and/or the 2010 Share Incentive Plan. The number of shares that maybe sold pursuant to this prospectus includes 198,125 shares that were acquired by Mr. Herms in our February 2011 private placement placement and 280,000 shares that he acquired upon exercise of warrants purchased by him in our February 2011 private placement (see  “February 2011 Private Placement” above in this section).

(11)    Consists of 368,351 shares owned directly by Mr. Jeffrey Titterton and 250,000 shares that he has the right to acquire within 60 days upon conversion of debentures and exercise of warrants purchased by him in the January 2013 private placement.  The number of shares owned prior to the offering also includes 8,451 shares issued in payment of interest on the debentures.  The number of shares that maybe sold pursuant to this prospectus also includes 10,546 shares that may be issued in payment of interest on the debentures through maturity. See “January 2013 Private Placement” above in this section.  Mr. Jeffrey Titterton is the grown son of Mr. Lewis H. Titterton, Jr.

(12)    Consists of 169,896 shares owned directly by Mr. Blomberg and 83,325 shares that he has the right to acquire within 60 days upon exercise of warrants purchased by him in the January 2013 private placement.  The number of shares owned prior to the offering also includes 3,221 shares issued in payment of interest on the debentures purchased by him in the January 2013 private placement.  The number of shares that maybe sold pursuant to this prospectus also includes 166,675 shares that were acquired by Mr. Blomberg upon conversion of the debentures issued in our January 2013 private placement.  See “January 2013 Private Placement” above in this section.

(13)    Consists of 157,608 shares owned directly by Mr. Hatsopoulos and 2,000,000 shares that he has the right to acquire within 60 days upon conversion of debentures and exercise of warrants purchased by him in the January 2013 private placement.  The number of shares owned prior to the offering also includes 67,608 shares issued in payment of interest on the debentures.   The number of shares that maybe sold pursuant to this prospectus also includes 84,372 shares that may be issued in payment of interest on the debentures through maturity. See “January 2013 Private Placement” above in this section.

(14)    Consists of 170,250 shares owned directly by Mr. Lupu and 83,325 shares that he has the right to acquire within 60 days upon exercise of warrants purchased by him in the January 2013 private placement.  The number of shares owned prior to the offering also includes 3,575 shares issued in payment of interest on the debentures purchased by him in the January 2013 private placement.  The number of shares that may be sold pursuant to this prospectus also includes 166,675 shares that were acquired by Mr. Lupu upon conversion of the debentures issued in our January 2013 private placement.  See “January 2013 Private Placement” above in this section.

(15)    Consists of 2,256,647 shares owned directly by Mr. Saenger.  The number of shares that may be sold pursuant to this prospectus consists of the 1,663,043 shares that were acquired by Mr. Saenger upon conversion of the debentures issued in our September 2012 private placement. See “September 2012 Private Placement” above in this section.

(16)    Consists of 16,902 shares owned by Periscope Partners L.P. and 500,000 shares that it has the right to acquire within 60 days upon conversion of debentures and exercise of warrants purchased by it in the January 2013 private placement.  The number of shares owned prior to the offering also includes 16,902 shares issued in payment of interest on the debentures.   The number of shares that maybe sold pursuant to this prospectus also includes 21,093 shares that may be issued in payment of interest on the debentures through maturity. See “January 2013 Private Placement” above in this section.  Mr. Frenkel is the general partner of  Periscope Partners L.P. and has shared voting and investment power with respect to the shares owned by Periscope Partners L.P.  Mr. Frenkel disclaims beneficial ownership except to the extent of his pecuniary interest.

(17)    Consists of 10,244,025 shares owned directly by Mr. Lewis H. Titterton, Jr. and 1,876,666 shares that Mr. Titterton has the right to acquire within 60 days pursuant to his option agreements with the Company.  The number of shares that maybe sold pursuant to this prospectus also includes (a) 1,647,463 shares that were acquired by Mr. Titterton upon conversion of the debentures issued in our September 2012 private placement (see “September 2012 Private Placement” above in this section) and (b) 1,400,000 shares that were acquired by Mr. Titterton in our February 2011 private placement and 1,400,000 shares that he acquired upon exercise of  warrants purchased by him in our February 2011 private placement (see “February 2011 Private Placement” above in this section). Mr. Titterton is the father of Messrs. Christopher and Jeffrey Titterton.

(18)    Consists of 1,360,544 shares owned directly by Mr. Emmerman and 666,600 shares that he has the right to acquire within 60 days upon exercise of warrants purchased by him in the January 2013 private placement. The number of shares owned prior to the offering also includes 27,144 shares issued in payment of interest on the debentures purchased by him in the January 2013 private placement. The number of shares that maybe sold pursuant to this prospectus also includes 1,333,400 shares that were acquired by Mr. Emmerman upon conversion of the debentures issued in our January 2013 private placement.  See “January 2013 Private Placement” above in this section.

(19)    Includes 560,000 shares that Ms. Krusos has the right to acquire within 60 days upon exercise of warrants purchased by her in the February 2011 private placement.

(20)    Consists of 67,608 shares owns directly by Mr. Morrison and 2,000,000 shares that he and his wife have the right to acquire within 60 days upon conversion of debentures and exercise of warrants purchased by jointly by them in the January 2013 private placement. The number of shares owned prior to the offering also includes 67,608 shares issued in payment of interest on the debentures.  The number of shares that may be sold pursuant to this prospectus also includes 84,372 shares that may be issued in payment of interest on the debentures through maturity. See “January 2013 Private Placement” above in this section.

(21)    Consists of 95,402 shares owned directly by Mr. Berman, 7,455,319 shares that Mr. Berman has the right to acquire within 60 days pursuant to his option agreements with the Company, and 500,000 shares that he has the right to acquire within 60 days upon conversion of debentures and exercise of warrants purchased by him in the January 2013 private placement. The number of shares owned prior to the offering also includes 16,902 shares issued in payment of interest on the debentures.   The number of shares that may be sold pursuant to this prospectus also includes 21,093 shares that may be issued in payment of interest on the debentures through maturity. See “January 2013 Private Placement” above in this section.

(22)    Consists of 1,414,072 shares owned directly by Mr. Castilini and 1,500,000 shares that he has the right to acquire within 60 days upon conversion of debentures and exercise of warrants purchased by him in the January 2013 private placement. The number of shares owned prior to the offering also includes 50,706 shares issued in payment of interest on the debentures. The number of shares that may be sold pursuant to this prospectus also includes 63,279 shares that may be issued in payment of interest on the debentures through maturity. See “January 2013 Private Placement” above in this section.

(23)    Consists of 66,902 shares owned by the Robert J. Gallivan, Jr. Sole Proprietorship Defined Benefit Pension Plan and 500,000 shares that it has the right to acquire within 60 days upon conversion of debentures and exercise of warrants purchased by it in the January 2013 private placement.  The number of shares owned prior to the offering also includes 16,902 shares issued in payment of interest on the debentures.   The number of shares that may be sold pursuant to this prospectus also includes 21,093 shares that may be issued in payment of interest on the debentures through maturity. See “January 2013 Private Placement” above in this section.  Mr. Gullivan has sole voting and investment power with respect to the shares owned by the plan.

(24)    Consists of 1,477,488 shares that Mr. McDonald owns directly, 1,450,000 shares owned by McDonald Lumber Co., Inc., 75,000 shares owned by the McDonald Family Partnership, 8,000 shares owned by Mr. McDonald’s wife, 5,000 shares owned by the Booth Family Partnership in which Mr. McDonald’s wife has a 1/3 ownership interest and 50,780 shares owned by Mr. McDonald’s grandchild for whom Mr. McDonald’s wife is custodian.  Also Includes 350,000 shares that Mr. McDonald has the right to acquire within 60 days upon exercise of warrants purchased by him in the February 2011 private placement and 350,000 shares that McDonald Lumber Co., Inc. has the right to acquire within 60 days upon exercise of warrants purchased by it in the February 2011 private placement, Mr. McDonald has sole voting and investment power over the shares owned by McDonald Lumber Co. Inc. and the McDonald Family Partnership.  Mr. McDonald disclaims beneficial ownership over the shares held by his wife as custodian for their grandchild.

(25)    Consists of 339,792 owned directly by Mr. Lau and 166,650 shares that he has the right to acquire within 60 days upon exercise of warrants purchased by him in the January 2013 private placement. The number of shares owned prior to the offering also includes 6,442 shares issued in payment of interest on the debentures purchased by him in the January 2013 private placement. The number of shares that maybe sold pursuant to this prospectus also includes 333,350 shares that were acquired by Mr. Lau upon conversion of the debentures issued in our January 2013 private placement.  See “January 2013 Private Placement” above in this section.

(26)    Consists of 169,844 shares owned directly by Mr. Wong and 83,325 shares that he has the right to acquire within 60 days upon exercise of warrants purchased by him in the January 2013 private placement. The number of shares owned prior to the offering also includes 3,169 shares issued in payment of interest on the debentures purchased by him in the January 2013 private placement. The number of shares that maybe sold pursuant to this prospectus also includes 166,675 shares that were acquired by Mr. Wong upon conversion of the debentures issued in our January 2013 private placement. See “January 2013 Private Placement” above in this section.

(27)    Consists of 100,653 shares owned directly by Mr. Howland and 750,000 shares that he has the right to acquire within 60 days upon conversion of debentures and exercise of warrants purchased by him in the January 2013 private placement.  The number of shares owned prior to the offering also includes 25,353 shares issued in payment of interest on the debentures.  The number of shares that maybe sold pursuant to this prospectus also includes 31,639 shares that may be issued in payment of interest on the debentures through maturity. See “January 2013 Private Placement” above in this section.

(28)    Consists of 1,681,267 shares owned directly by Mr. Hackett and 3,526,500 shares that Mr. Hackett owns jointly with his wife, 700,000 shares that he and his wife have the right to acquire within 60 days upon exercise of warrants purchased jointly by them in the February 2011 private placement and 1,000,000 shares that he has the right to acquire within 60 days upon conversion of debentures and exercise of warrants purchased by him in the January 2013 private placement. The number of shares owned prior to the offering also includes 33,804 shares issued in payment of interest on the debentures.  The number of shares that maybe sold pursuant to this prospectus also includes 42,186 shares that may be issued in payment of interest on the debentures through maturity. See “January 2013 Private Placement” above in this section.

(29)    Consists of 180,150 shares owned directly by ZQX Advisors, LLC and 500,000 shares issuable upon exercise of the warrants issued to ZQX Advisors, LLC in August 2009.

(30)    Consists of the shares issued or issuable in our February 2011 Private Placement, September 2012 Private Placement, January 2013 Private Placement, shares issuable upon exercise of warrants issued to ZQX Advisors, LLC and shares that were issued to and are issuable to Aspire Capital.

(31)    Consists of 927,904 shares owned directly by Mr. Tann III and 2,000,000 shares that he has the right to acquire within 60 days upon conversion of debentures and exercise of warrants purchased by him in the January 2013 private placement.  The number of shares owned prior to the offering also includes 67,608 shares issued in payment of interest on debentures. The number of shares that may be sold pursuant to this prospectus also includes 84,372 shares that may be issued in payment of interest on the debentures through maturity.  See “January 2013 Private Placement” above in this section.

(32)    As of the date of the Stock Purchase Agreement, Aspire Capital beneficially owned no shares of common stock of the Company.  As of the date hereof 8,880,000  shares of our common stock have been acquired by Aspire Capital under the Stock Purchase Agreement and as of the date hereof Aspire Capital owns 4,323,100 shares. The Company may elect in its sole discretion to sell to Aspire Capital up to an additional number of shares under the Stock Purchase Agreement equal to $8,908,000 in value, but Aspire Capital does not presently beneficially own those shares as determined in accordance with the rules of the SEC.  Steven G. Martin, Erik J. Brown and Christos Komissopoulos, the principals of Aspire Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Aspire Capital.  Although Messrs. Martin, Brown and Komissopoulos are deemed to have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Stock Purchase Agreement, each disclaims beneficial ownership of these shares except to the extent of their pecuniary interest therein. Aspire Capital is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(33)   Assumes the sale of all shares offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The common stock may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

        •ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

        •transactions involving cross or block trades;

        •purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

        •an exchange distribution in accordance with the rules of the applicable exchange;

        •in privately negotiated transactions;

        •   short sales after the registration statement, of which this prospectus forms a part, becomes effective;

                •broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

        •“at the market” into an existing market for the common stock;

        •through the writing of options on the shares;

        •a combination of any such methods of sale; and

        •any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Aspire Capital and the other selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, Aspire Capital and the other selling stockholders may transfer the shares of common stock by other means not described in this prospectus.

The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, such selling stockholder.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent.  Aspire Capital has informed us that each such broker-dealer will receive commissions from Aspire Capital which will not exceed customary brokerage commissions. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

Each of the selling stockholders acquired the securities offered hereby in the ordinary course of business and has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

Aspire Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Stock Purchase Agreement.  With regard only to the shares it sells for its own behalf, Aspire Capital is an “underwriter” within the meaning of the Securities Act.  This offering as it relates to Aspire Capital will terminate on the date that all shares issued to and issuable to Aspire Capital that are offered by this prospectus have been sold by Aspire Capital.

We may suspend the sale of shares by the selling stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If any of the selling stockholders use this prospectus for any sale of the shares of common stock, such selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders.

We have advised each of the selling stockholders that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

We are a Delaware corporation and our affairs are governed by our Certificate of Incorporation and By-laws. The following are summaries of material provisions of our Certificate of Incorporation and By-laws insofar as they relate to the material terms of our stock. This section is a summary and may not describe every aspect of the stock that may be important to you. Complete copies of our Certificate of Incorporation and By-laws are filed as exhibits to our public filings.  See “Where to Get More Information” for information on how to obtain copies of these documents.

The total number of shares of capital stock we are authorized to issue is 600,500,000 shares, of which (a) 600,000,000 are common stock, par value $0.01 per share, and (b) 500,000 are Preferred Stock, par value $0.01 per share. As of the date of this prospectus, 210,447,530 shares of common stock and no shares of Preferred Stock were issued and outstanding.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Dividend Rights

Holders of the common stock may receive dividends when, as and if declared by our board of directors out of the assets legally available for that purpose and subject to the preferential dividend rights of any other classes or series of stock of our Company.  We have never paid, and have no plans to pay, any dividends on our shares of common stock.

Voting Rights

Holders of the common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote. Holders of not less than a majority of the outstanding shares of common stock entitled to vote at any meeting of stockholders constitute a quorum unless otherwise required by law.

Election of Directors

Directors hold office until the next annual meeting of stockholders and are eligible for reelection at such meeting. Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. There is no cumulative voting for directors.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, holders of the common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

Redemption

The common stock is not redeemable or convertible and does not have any sinking fund provisions.

Preemptive Rights

Holders of the common stock do not have preemptive rights.

Other Rights

Our common stock is not liable to further calls or to assessment by the registrant and for liabilities of the registrant imposed on its stockholders under state statutes.

Right to Amend By-Laws

The board of directors has the power to adopt, amend or repeal the By-laws.  By-laws  adopted by the Board of Directors  may be repealed or changed,  and new By-laws made, by the  stockholders, and the stockholders may prescribe that any By-law made by them shall not be altered, amended or repealed by the Board of Directors.

Change in Control

Provisions of Delaware law and our Certificate of Incorporation and By-laws could make the acquisition of our company by means of a tender offer, proxy contest or otherwise, and the removal of incumbent officers and directors, more difficult. These provisions include:

Section 203 of the Delaware General Corporation Law, which prohibits a merger with a 15%-or-greater stockholder, such as a party that has completed a successful tender offer, until three years after that party became a 15%-or-greater stockholder;

The authorization in our Certificate of Incorporation of undesignated preferred stock, which could be issued without stockholder approval in a manner designed to prevent or discourage a takeover; and

Provisions in our By-laws regarding stockholders' rights to call a special meeting of stockholders limit such rights to stockholders holding together at least a majority of shares of the Company entitled to vote at the meeting, which could make it more difficult for stockholders to wage a proxy contest for control of our board of directors or to vote to repeal any of the anti-takeover provisions contained in our Certificate of Incorporation and By-laws.

Together, these provisions may make the removal of management more difficult and may discourage transactions that could otherwise involve payment of a premium over prevailing market prices for our common stock.

Resale of Restricted Securities under Rule 144

Rule 144 provides an exemption from registration under the Securities Act for sales by holders of “restricted securities” (i.e., securities acquired directly or indirectly from the issuer or an affiliate of the issuer in a transaction or chain of transactions not involving a public offering) and for sales of “control securities” (i.e., securities held by affiliates, regardless of how they acquired them).  The rule contains five general conditions, as summarized below:

Current public information. There must be adequate current public information available about the issuer. Reporting companies must have been subject to public reporting requirements for at least 90 days immediately before the Rule 144 sale and must have filed all required reports (other than Forms 8-K) during the 12 months (or shorter period that the company was subject to public reporting) before the sale. For non-reporting companies (including companies that have been subject to the public reporting requirements for less than 90 days), certain other specified public information must be available.

Holding period. If the issuer is, and has been for a period of at least 90 days immediately before the sale, subject to public reporting requirements, a minimum of six months must elapse between the later of the date of the acquisition of the securities from the issuer, or from an affiliate of the issuer, and any resale of such securities in reliance on Rule 144.

Volume limitations. In any three-month period, resales may not exceed a sales volume limitation equal to the greater of (i) the average weekly trading volume for the preceding four calendar weeks, or (ii) one percent of the outstanding securities of the class.

Manner-of-sale requirements. Resales must be made in unsolicited “brokers’ transactions” or transactions directly with a “market maker” and must comply with other specified requirements.

Filing of Form 144. The seller must file a Form 144 if the amount of securities being sold in any three-month period exceeds 5,000 shares or $50,000 in aggregate sales price.

Non-affiliates.  If the issuer is, and has been for a period of at least 90 days immediately before the sale, subject to public reporting requirements, any person who is not an affiliate of the issuer at the time of the sale, and has not been an affiliate during the preceding three months, must only comply with the current public information and holding period requirements. However the current public information requirement does not apply to restricted securities sold for the account of a person who is not an affiliate of the issuer at the time of the sale and has not been an affiliate during the preceding three months, provided a period of one year has elapsed since the later of the date the securities were acquired from the issuer or from an affiliate of the issuer.

Transfer Agent

American Stock Transfer and Trust Company is our transfer agent.

EXPERTS

The consolidated financial statements of CopyTele, Inc. and subsidiaries as of October 31, 2012 and 2013, and for each of the years in the two-year period ended October 31, 2013, have been incorporated by reference in the registration statement in reliance upon the report of Haskell & White LLP, independent registered public accounting firm, included therein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common stock being offered pursuant to this registration statement have been passed upon for us by Duane Morris LLP located at 1540 Broadway, New York, NY 10036-4086.

WHERE TO GET MORE INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. You may inspect these documents and copy information from them at the Commission’s offices at public reference room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission’s public reference facilities or its website.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus information that we file with them, which means we can disclose important information to you by referring you to other documents that contain that information. The information we incorporate by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update or supersede the information in this prospectus. The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act and any future filings under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, made before the termination of the offering are incorporated by reference herein:

1.       Our Annual Report on Form 10-K for the year ended October 31, 2013, filed with the SEC on January 16, 2014, as amended on Form 10-K/A and filed with the SEC on January 17, 2014;

2.     Our Definitive Proxy Statement on Schedule 14A filed with the SEC on August 27, 2013, as amended on Schedule 14A and filed with the SEC on August 27, 2013; and

3.       All documents that we filed with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may requests, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporate by reference), by contacting Robert A. Berman, c/o CopyTele, Inc., at 900 Walt Whitman Road, Melville, NY  11747. Our telephone number is (631) 549-5900. Information about us is also available at our website at http://www.ctipatents.com  . However, the information in our website is not a part of this prospectus and is not incorporated by reference.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS

Our Certificate of Incorporation, as amended (the “Amended Certificate”), provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasoned their conduct or action was in, or not opposed to, the best interest of our company.

Our Amended and Restated By-Laws (the “By-Laws”) provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons, the registrant has been informed that in the opinion of the Securities and Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

CopyTele, Inc.

57,400,130 Shares of

Common Stock

PROSPECTUS

January 31, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The Company is paying all expenses of the offering. No portion of these expenses will be borne by the Selling Security Holders. The Selling Security Holders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.  Following is an itemized statement of all expenses in connection with the issuance and distribution of the securities to be registered. All of the amounts shown are estimates, except for the SEC Registration Fees.

Type	Amount
SEC Registration Fee	$1,565
Legal Fees and Expenses	$40,000
Accounting Fees and Expenses	$79,000
Transfer Agent Fees	$0
Miscellaneous Expenses	$1,435
Total	$122,000

Item 15. Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements, actually and reasonably incurred in connection with the defense of any action, suit or proceeding (other than an action by or in the right of the corporation) in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation for negligence or misconduct in the performance of his/her duty to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

The Company's Certificate of Incorporation, as amended (the “Amended Certificate”) provides that the Company shall indemnify and hold harmless, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, every person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit of proceeding by reason of the fact that such person is or was serving as a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith if such person satisfied the applicable level of care to permit such indemnification under the DGCL. The Amended Certificate provides that, subject to any requirements imposed by law or the Company's Bylaws, the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition. The Company's Amended and Restated By-Laws (the “By-Laws”) provide that, if and to the extent required by the DGCL, such an advance payment will only be made upon delivery to the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii)   for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

The Amended Certificate also provides that a director shall, to the maximum extent permitted by Section 102(b)(7) of the DGCL (or any successor provision), have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Article XIII of the By-Laws of the Company contains provisions which are designed to provide mandatory indemnification of directors and officers of the Company to the full extent permitted by law, as now in effect or later amended.

Item 16. Exhibits.

4.1          Common Stock Purchase Warrant issued to ZQX Advisors, LLC on August 20, 2009.  (Incorporated by reference to Exhibit 4.1 to our Form 10-K for the fiscal year ended October 31, 2009.)

4.2          Common Stock Purchase Warrant issued to ZQX Advisors, LLC on August 20, 2009.  (Incorporated by reference to Exhibit 4.2 to our Form 10-K for the fiscal year ended October 31, 2009.)

4.3          Registration Rights Agreement, dated as of April 23, 2013, by and between the Company and Aspire Capital Fund, LLC. (Incorporated by reference to Exhibit 4.3 to our Form S-1, dated April 24, 2013.)

5.1          Opinion of Duane Morris LLP (Incorporated by reference to our Form S-1 dated June 14, 2013).

23.1        Consent of Haskell & White LLP.  (Filed herewith.)

23.2        Consent of Duane Morris LLP (included in Exhibit 5.1)

24           Power of Attorney (Previously included on the signature page in Part II of our Form S-1, dated April 24, 2013.)

Item 17. Undertakings.

(a)           The undersigned Company hereby undertakes:

(1) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement,  regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)         The undersigned registrant hereby undertakes that:

(1)         For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)         For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York on this 31st day of January, 2014.

COPYTELE, INC.

Dated: January 31, 2014	By:	/s/ Robert A. Berman
Robert A. Berman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Robert A. Berman	January 31, 2014
Robert A. Berman
President, Chief Executive Officer
and Director (Principal Executive Officer)

By: /s/ Henry P. Herms	January 31, 2014
Henry P. Herms
Vice President - Finance,
Chief Financial Officer and
Director (Principal Financial and Accounting Officer)

By: *	January 31, 2014
Lewis H. Titterton Jr.
Chairman of the Board

By: *	January 31, 2014
Dr. Amit Kumar
Director

By: *	January 31, 2014
Kent B. Williams
Director

By: *	January 31, 2014
Bruce F. Johnson
Director

* By: /s/ Robert A. Berman
Robert A. Berman
(Attorney-in-Fact)